Exhibit 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

March 18, 2021

Ampco-Pittsburgh Corporation (NYSE: AP) Announces Fourth Quarter and Full Year 2020 Results

•	Corporation reports EPS of $0.12 per share for Q4 2020, sequentially higher than Q3 2020.

•	Full year 2020 EPS of $0.56 per share versus $(1.67) loss in full year 2019. First full year of profitability since 2015 despite impact of COVID-19.

•	Capitalization significantly improved from 2019. Total debt reduced by $33.6 million or 47% from December 31, 2019.

Carnegie, PA, March 18, 2021 – Ampco-Pittsburgh Corporation (NYSE: AP) (the “Corporation” or “Ampco-Pittsburgh”) reported net income for the three and twelve months ended December 31, 2020, of $2.2 million, or $0.12 per common share, and $8.0 million, or $0.56 per common share, respectively. By comparison, the Corporation reported net income for the three months ended December 31, 2019, of $3.1 million, or $0.24 per common share, and a net loss of $(21.0) million, or $(1.67) per common share, for the twelve months ended December 31, 2019. For the full year 2019, this includes a loss from discontinued operations, net of tax, of $(9.1) million, or $(0.72) per common share.

Sales from continuing operations were $87.0 million and $328.5 million for the three and twelve months ended December 31, 2020, respectively, compared to $97.0 million and $397.9 million for the three and twelve months ended December 31, 2019, respectively. The decrease is primarily attributable to a lower volume of shipments for the Forged and Cast Engineered Products segment due to deferral of deliveries by customers in the flat-rolled steel and aluminum markets and reduced demand for forged engineered products, primarily in the oil and gas market.

Commenting on the quarter and full year results, Brett McBrayer, Ampco-Pittsburgh’s Chief Executive Officer, said, “Despite the decline in sales driven by the global pandemic, Ampco-Pittsburgh delivered another profitable quarter in Q4 2020 and improved sequentially over prior quarter EPS. The restructuring initiatives and efficiency improvements our team has been engaged in over the past two years have positioned us to face these challenges and deliver our first profitable year since 2015 while improving our liquidity position. We are cautiously optimistic that order activity levels will increase moving into the second half of 2021 as the lingering impacts of the pandemic subside.”

The Corporation reported income from continuing operations for the three and twelve months ended December 31, 2020, of $2.0 million and $6.4 million, respectively, compared to income of $3.0 million and a loss of $(10.9) million, respectively, for the same periods of the prior year. Income from continuing operations for the twelve months ended December 31, 2020, includes $0.8 million in subsequent proceeds from a 2018 business interruption claim (“Proceeds from Business Interruption Insurance Claim”) and a $0.3 million charge associated with the potential insolvency of an asbestos-related insurance carrier (“Asbestos-Related Charge”). By comparison, loss from continuing operations for the twelve months ended December 31, 2019, includes $1.8 million in Proceeds from Business Interruption Insurance Claim, $4.6 million in excess costs of the Corporation’s Avonmore, PA cast roll manufacturing facility (“Avonmore”), which was sold in September 2019 (“Excess Costs of Avonmore”), $2.4 million in professional fees and employee severance costs associated with the Corporation’s overall restructuring plan (“Restructuring-Related Costs”), $1.4 million in bad debt expense for a cast roll customer who had filed for bankruptcy protection (“Bad Debt Expense”), and an impairment loss (“Impairment Charge”) of $10.1 million associated with the write-down of certain assets of Avonmore in anticipation of its sale.

Excluding the Proceeds from the Business Interruption Insurance Claim and the Asbestos-Related Charge from the current year operating results, and the Bad Debt Expense, the Excess Costs of Avonmore, the Restructuring-Related Costs, the Proceeds from the Business Interruption Insurance Claim, and the Impairment Charge from the prior year operating results, as applicable, adjusted income (loss) from continuing operations, which is not based on U.S. generally accepted accounting principles (“GAAP”), was $2.3 million and $6.0 million for the three and twelve months ended December 31, 2020, in comparison to $1.9 million and $5.7 million for the three and twelve months ended December 31, 2019, respectively. Adjusted income from continuing operations for the three and twelve months ended December 31, 2020, increased by $0.4 million and $0.3 million, respectively, in comparison to the prior year periods, despite decreases in sales of approximately 10% and 17%, respectively, for the three and twelve months ended December 31, 2020, driven principally by the pandemic. Although the current year periods benefited from reduced SG&A expense compared to the corresponding periods of 2019, and, we experienced improved roll pricing and lower raw material costs during fiscal year 2020 compared to fiscal year 2019, these factors were approximately offset by the pandemic-driven impacts of the lower shipment volumes and net unfavorable plant absorption from lower production levels in the Forged and Cast Engineered Products segment. A reconciliation of these GAAP to non-GAAP results is provided below under “Non-GAAP Financial Measures Reconciliation Schedule.”

Other income – net for the three months ended December 31, 2020, improved in comparison to the prior year primarily due to lower interest expense. On a year-to-date basis, however, lower interest expense and lower foreign exchange transaction losses in 2020 did not completely offset the impact of net gains recorded in 2019 from the curtailment of pension and postretirement plans and special termination benefit costs associated with the Avonmore cast roll plant exit.

The income tax benefit for the twelve months ended December 31, 2020, includes a benefit of $3.5 million for the additional tax loss carryback provisions included in the CARES Act.

Segment Results

Forged and Cast Engineered Products

Sales for the three and twelve months ended December 31, 2020, declined 14% and 22% from the respective prior year periods primarily due to customers deferring shipments for mill rolls in response to pandemic-related market impacts and, to a lesser extent, lower demand for other forged engineered products, mainly in the oil and gas market. Operating results for the three months ended December 31, 2020, declined compared to prior year given the $1.8 million in Proceeds from Business Interruption Insurance Claim recorded in the prior year quarter. The unfavorable effects of lower sales volumes, pricing and product mix were more than offset by the favorable effects of reduced cost structure from the segment’s restructuring efforts and the restructuring-related costs recorded in the prior year quarter which are not recurring. Operating results for the twelve months ended December 31, 2020. Improved significantly from the prior year period, as the prior year included the Impairment Charge, the segment’s portion of the Restructuring-Related Costs, the Excess Costs of Avonmore, and the Bad Debt Expense. In addition, favorable pricing and product mix, lower raw materials costs and lower selling and administrative expense compared to the prior year partially offset the unfavorable effects of the lower volume of shipments, net unabsorbed costs due to the periodic and temporary idling of plant capacity in response to the pandemic, and the lower Proceeds from Business Interruption Insurance Claim in the current year compared to the prior year.

Air and Liquid Processing

Despite the market effects of COVID-19, sales for the Air and Liquid Processing segment for the three and twelve months ended December 31, 2020, were comparable to prior year levels. Operating income for the quarter and full year was approximately equal to the prior year level, as favorable product mix and process improvement savings offset the Asbestos-Related Charge in the current period.

Teleconference Access

Ampco-Pittsburgh Corporation (NYSE: AP) will hold a conference call on Thursday, March 18, 2021, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the fourth quarter and fiscal year ended December 31, 2020. The Corporation encourages participants to pre-register at any time, including up to and after the call start time via this link: https://dpregister.com/sreg/10152460/e2dc80e4bc. Those without internet access or unable to pre-register should dial in at least five minutes before the start time using:

•	Participant Dial-in (Toll Free): 1-844-308-3408

•	Participant International Dial-in: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on the Corporation’s website under the Investors menu at www.ampcopgh.com.

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporation manufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. Through its operating subsidiary, Union Electric Steel Corporation, it is a leading producer of forged and cast rolls for the global steel and aluminum industry. It also manufactures open-die forged products that principally are sold to customers in the steel distribution market, oil and gas industry, and the aluminum and plastic extrusion industries. The Corporation is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems, and centrifugal pumps. It operates manufacturing facilities in the United States, England, Sweden, Slovenia, and participates in three operating joint ventures located in China. It has sales offices in North and South America, Asia, Europe, and the Middle East. Corporate headquarters is located in Carnegie, Pennsylvania.

Non-GAAP Financial Measures

The Corporation presents non-GAAP adjusted income from continuing operations as a supplemental financial measure to GAAP financial measures regarding the Corporation’s operational performance. This non-GAAP financial measure excludes unusual items affecting comparability, as described more fully in the footnotes to the attached “Non-GAAP Financial Measures Reconciliation Schedule,” including the Impairment Charge, the Restructuring-Related Costs, the Excess Costs of Avonmore, the Bad Debt Expense, the Proceeds from Business Interruption Insurance Claim, and the Asbestos-Related Charge, which the Corporation believes are not indicative of its core operating results. A reconciliation of this non-GAAP financial measure to income (loss) from continuing operations, the most directly comparable GAAP financial measure, is provided below under “Non-GAAP Financial Measures Reconciliation Schedule.”

The Corporation has presented non-GAAP adjusted income from continuing operations because it is a key measure used by the Corporation’s management and Board of Directors to understand and evaluate the Corporation’s operating performance and to develop operational goals for managing the business. Management believes this non-GAAP financial measure provides useful information to investors and others in understanding and evaluating the operating results of the Corporation, enhancing the overall understanding of the Corporation’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by management in its financial and operational decision-making. Non-GAAP adjusted income from continuing operations should be used only as a supplement to GAAP information, in conjunction with the Corporation’s condensed consolidated financial statements prepared in accordance with GAAP, and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are limitations related to the use of non-GAAP adjusted income from continuing operations rather than GAAP income (loss) from continuing operations. Among other things, the Excess Costs of Avonmore, which are excluded from the non-GAAP financial measure, necessarily reflect judgments made by management in allocating manufacturing and operating costs between Avonmore and the Corporation’s other operations and in anticipating how the Corporation will conduct business following the sale of Avonmore, which was completed on September 30, 2019.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by or on behalf of Ampco-Pittsburgh Corporation (the “Corporation”). This press release may include, but is not limited to, statements about operating performance, trends, events that the Corporation expects or anticipates will occur in the future, statements about sales and production levels, restructurings, the impact from global pandemics (including COVID-19), profitability and anticipated expenses, future proceeds from the exercise of outstanding warrants, and cash outflows. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Act and words such as “may,” “will,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For the Corporation, these risks and uncertainties include, but are not limited to: cyclical demand for products and economic downturns; excess global capacity in the steel industry; fluctuations of the value of the U.S. dollar relative to other currencies; increases in commodity prices or shortages of key production materials; consequences of global pandemics (including COVID-19); changes in the existing regulatory environment; new trade restrictions and regulatory burdens associated with “Brexit”; inability of the Corporation to successfully restructure its operations; limitations in availability of capital to fund the Corporation’s operations and strategic plan; inoperability of certain equipment on which the Corporation relies; work stoppage or another industrial action on the part of any of the Corporation’s unions; liability of the Corporation’s subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of those subsidiaries; inability to satisfy the continued listing requirements of the New York Stock Exchange or NYSE American; failure to maintain an effective system of internal controls; potential attacks on information technology infrastructure and other cyber-based business disruptions; and those discussed more fully elsewhere in this report and in documents filed with the Securities and Exchange Commission by the Corporation, particularly in Item 1A, Risk Factors, in Part I of the Corporation’s latest Annual Report on Form 10-K, and Part II of the Quarterly Report on Form 10-Q for the period ended September 30, 2020. The Corporation cannot guarantee any future results, levels of activity, performance or achievements. In addition, there may be events in the future that the Corporation may not be able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, the Corporation assumes no obligation, and disclaims any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Sales	$87,029	$97,019	$328,544	$397,904

Cost of products sold (excl. depreciation and amortization)	67,909	75,925	257,513	326,157
Selling and administrative	12,068	13,464	45,542	53,643
Depreciation and amortization	4,712	4,556	18,575	18,967
Impairment charge	—	—	—	10,082
Charge for asbestos litigation	283	—	283	—
Loss (gain) on disposal of assets	54	30	185	(37)

Total operating expenses	85,026	93,975	322,098	408,812

Income (loss) from continuing operations	2,003	3,044	6,446	(10,908)
Other income (expense) – net	1,645	868	2,254	2,541

Income (loss) from continuing operations before income taxes	3,648	3,912	8,700	(8,367)
Income tax (provision) benefit	(1,179)	(392)	470	(2,108)

Net income (loss) from continuing operations	2,469	3,520	9,170	(10,475)
Loss from discontinued operations, net of tax	—	(54)	—	(9,085)

Net income (loss)	2,469	3,466	9,170	(19,560)

Less: Net income attributable to noncontrolling interest	277	391	1,200	1,426

Net income (loss) attributable to Ampco-Pittsburgh	$2,192	$3,075	$7,970	$(20,986)

Net income (loss) from continuing operations per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$0.12	$0.25	$0.56	$(0.95)

Diluted	$0.12	$0.25	$0.54	$(0.95)

Loss from discontinued operations, net of tax, per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$—	$(0.01)	$—	$(0.72)

Diluted	$—	$(0.01)	$—	$(0.72)

Net income (loss) per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$0.12	$0.24	$0.56	$(1.67)

Diluted	$0.12	$0.24	$0.54	$(1.67)

Weighted-average number of common shares outstanding:
Basic	18,312	12,646	14,272	12,590

Diluted	18,752	12,692	14,636	12,590

AMPCO-PITTSBURGH CORPORATION

SEGMENT INFORMATION

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Net Sales:
Forged and Cast Engineered Products	$64,166	$74,331	$237,889	$305,630
Air and Liquid Processing	22,863	22,688	90,655	92,274

Consolidated	$87,029	$97,019	$328,544	$397,904

Income (Loss) from Continuing Operations:
Forged and Cast Engineered Products	$3,187	$4,510	$8,621	$(6,130)
Air and Liquid Processing	2,442	2,631	10,133	10,002
Corporate costs	(3,626)	(4,097)	(12,308)	(14,780)

Consolidated	$2,003	$3,044	$6,446	$(10,908)

AMPCO-PITTSBURGH CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION SCHEDULE

(in thousands)

As described under “Non-GAAP Financial Measures” above, the Corporation presents non-GAAP adjusted income (loss) from continuing operations as a supplemental financial measure to GAAP financial measures. The following is a reconciliation of income (loss) from continuing operations, the most directly comparable GAAP financial measure, to this non-GAAP financial measure for the three and twelve months ended December 31, 2020 and 2019:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Income (loss) from continuing operations, as reported (GAAP)	$2,003	$3,044	$6,446	$(10,908)
Impairment Charge (1)	—	—	—	10,082
Restructuring-Related Costs (2)	—	697	—	2,350
Excess Costs of Avonmore (3)	—	—	—	4,572
Bad Debt Expense (4)	—	—	—	1,366
Proceeds from Business Interruption Insurance Claim (5)	—	(1,803)	(769)	(1,803)
Asbestos-Related Charge (6)	283	—	283	—

Income (loss) from continuing operations, as adjusted (Non-GAAP)	$2,286	$1,938	$5,960	$5,659

(1)

Represents an impairment charge recognized in the first quarter of 2019 to record certain assets of Avonmore to their estimated net realizable value less costs to sell in anticipation of their sale, which was completed in September 2019.

(2)	Represents professional fees associated with the Corporation’s overall restructuring plan and employee severance costs due to reductions in force.
(3)

Represents estimated net operating costs not expected to continue after the sale of certain assets of Avonmore, which was completed in September 2019. The estimated excess costs include judgments made by management in allocating manufacturing and operating costs between Avonmore and the Corporation’s other operations and in anticipating how it will conduct business following the sale of Avonmore.

(4)	Represents bad debt expense for a British cast roll customer who filed for bankruptcy in 2019.
(5)	Represents business interruption insurance proceeds received for equipment outages that occurred in 2018.
(6)	Represents a charge for the potential insolvency of an asbestos-related insurance carrier.